Exhibit 10.21
AMENDMENT NO. 1
TO
TO THE EMPLOYMENT AGREEMENT
This Amendment No.1 (“Amendment”) to the Employment Agreement by and between Quepasa Corporation, a Nevada corporation (the “Company”), and Michael D. Matte is entered into and effective as of March 27, 2008. Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Employment Agreement.
RECITALS
WHEREAS, the parties to this Amendment are parties to that certain Employment Agreement, dated as of October 25, 2007 (the “Employment Agreement”); and
WHEREAS, the parties hereto desire to amend the Employment Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and make certain other changes.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:
AGREEMENT
1. Section 7(b)(i) of the Employment Agreement shall be amended by adding the following language at the end thereof:
Notwithstanding the foregoing, if Employee is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event set forth in Sections 7(b) and the Company determines in good faith that no applicable exception to the requirements of Code Section 409A exists for the payment, then no payments pursuant to Section 7(b)(i) shall be made to Employee by the Company until the amount of time has passed that is necessary to avoid incurring excise taxes under Code Section 409A. Should this provision result in a delay of payments to Employee, on the first day any such payments may be made without incurring a penalty pursuant to Code Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this 7(b)(i), provided that any amounts that would have been payable earlier but for the application of this paragraph 7(b(i)), shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the prime rate of interest set forth in the Western Edition of the Wall Street Journal from the date that payments to Employee should have been made under this Agreement. The balance of such severance payments shall be payable in accordance with regular payroll timing and the COBRA premiums shall be reimbursed monthly. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Code Section 409A(2)(B)(i) or any successor provision and the treasury regulations and rulings issued hereunder.

2. Section 8(a) of the Employment Agreement shall be amended and restated in its entirety as follows:
a. SALARY, PERFORMANCE AWARD, AND BONUS PAYMENTS. Following the occurrence of a Change of Control (other than as a consequence of his death or Disability (as defined below), Employee shall be entitled to receive from the Company, the following:
(i) Base Salary. An amount equal to two (2) times Employee’s Base Salary as in effect at the date of termination shall be paid in a lump sum on the date of termination;
(ii) Target Bonus. An amount equal to two (2) times Employee’s target bonus amount under the Management Bonus Program for the fiscal year in which the date of termination occurs, to be paid in a lump sum on the date of termination; and
(iii) Other Benefits. All benefits under Paragraphs 7(b)(ii), 7(b)(iii), 7(b)(iv), and 7(b)(v) shall be extended to Employee as described in such Paragraphs; provided, however, that all stock options held by Employee as of the date of a Change in Control shall fully vest and immediately become exercisable in full. In the event that Employee is terminated following a Change in Control, all stock options held by Employee shall remain exercisable for a period of two (2) years following such termination.
(iv) Section 409A Compliance. Notwithstanding the foregoing, if Employee is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event set forth in Section 8(a) and the Company determines in good faith that no applicable exception to the requirements of Code Section 409A exists for the payment, then no payments pursuant to Section 8(a)(i) and (ii) shall be made to Employee by the Company until the amount of time has passed that is necessary to avoid incurring excise taxes under Code Section 409A. Should this provision result in a delay of payments to Employee, on the first day any such payments may be made without incurring a penalty pursuant to Code Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in Section 8(a)(i) and (ii), provided that any amounts that would have been payable earlier but for the application of this paragraph 8(a)(iv)), shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the prime rate of interest set forth in the Western Edition of the Wall Street Journal from the date that payments to Employee should have been made under this Agreement. The balance of such severance payments shall be payable in accordance with regular payroll timing and the COBRA premiums shall be reimbursed monthly. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Code Section 409A(2)(B)(i) or any successor provision and the treasury regulations and rulings issued hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

QUEPASA CORPORATION

/s/ John C. Abbott

By: John C. Abbott
Its: Chief Executive Officer

EMPLOYEE

/s/ Michael D. Matte

By: Michael D. Matte
[Signature page to Amendment No. 1]